Exhibit 10.4

FORM OF TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of _____________, 20__ by and among IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC. a Maryland corporation (the “REIT”), IPC ALTERNATIVE REAL ESTATE OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership”), and ______________, a ____________ (the “Contributor”).

WHEREAS, pursuant to the terms and conditions of that certain Interest Contribution Agreement (the “Interest Contribution Agreement”) with respect to ownership interests in [__________] DST, a Delaware statutory trust (the “DST”), the Contributor is contributing (the “Contribution”) to the Partnership the percentage ownership interest in the DST set forth on Schedule A attached hereto (the “DST Interest”), which owns the DST Property (as hereinafter defined), in exchange for limited partnership units in the Partnership (“OP Units”);

WHEREAS, because the investors in the DST (including the Contributor) are treated as owning, pursuant to the rules set forth at Treasury Regulations Section 301.7701-4(c)(1) and Revenue Ruling 2004-86, 2004-2 C.B. 191, an undivided fractional interest in the DST Property that is proportional to their ownership of DST Interests, it is intended for federal income tax purposes that the Contribution be treated, for the Contributor (and similarly for each other investor), as a contribution by the Contributor of the Contributor’s undivided fractional interest in the DST Property to the Partnership in exchange for OP Units under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding certain actions to be taken by the Partnership regarding the disposition of the DST Property and certain debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Interest Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Allocated Liabilities Tax Protection Period” means the period commencing on the Closing Date and ending on 11:59 p.m. Central Time on the 10th anniversary of the Closing Date; provided, however, the Allocated Liabilities Tax Protection Period with respect to a Protected Partner shall end on the date on which such Protected Partner ceases to own, in the aggregate, 30% or more of the OP Units issued in respect of such Protected Partner’s DST Interest pursuant to the Interest Contribution Agreement.

“Closing Date” means the date on which the Contribution will be effective.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Contributor” has the meaning set forth in the preamble.

“DST” has the meaning set forth in the recitals.

“DST Interest” has the meaning set forth in the recitals.

“DST Property” means the land and improvements thereon located at 947 North Park Avenue, Tucson, Arizona 85719, commonly known as “The Parker”.

“Gain Limitation Property” means (i) any DST Property related to the DST Interest contributed by the Contributor to the Partnership pursuant to the Interest Contribution Agreement with respect to which there is Protected Gain, and (ii) any other assets hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, in each case if the disposition of those assets or that interest would result in the recognition of Protected Gain by a Protected Partner.

“Guaranty Opportunity” means an opportunity to enter into (i) a “vertical slice guarantee” of liabilities of the Partnership pursuant to which the Protected Partner will guarantee a certain percentage of every dollar that the lender for the guaranteed liability is not repaid by the Partnership or (ii) a “deficit restoration obligation” pursuant to which the Protected Partner would enter into a written obligation to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events.

“Indirect Owner” has the meaning set forth in Section 2.2(a).

“Interest Contribution Agreement” has the meaning set forth in the recitals.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“OP Units” has the meaning set forth in the recitals.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement of IPC Alternative Real Estate Operating Partnership, LP dated as June 27, 2024, as the same may be amended in accordance with the terms thereof.

“Protected Gain” means the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable, voluntarily entered transaction (excluding its corresponding share of “book gain,” if any). The initial amount of Protected Gain with respect to a Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to a Protected Partner, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.) For the avoidance of doubt: (i) Protected Gain shall not include any “revaluation gain” allocable to a Protected Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) as a result of a revaluation of the “book value” of Gain Limitation Property; and (ii) Protected Gain shall be reduced over time in accordance with the requirements of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

“Protected Gain Tax Protection Period” means, with respect to the DST Property, the period commencing on the Closing Date and ending on 11:59 PM on the 5th anniversary of the Closing Date;

provided, however, the Protected Gain Tax Protection Period with respect to a Protected Partner shall end on the date on which such Protected Partner ceases to own, in the aggregate, 30% or more of the OP Units issued in respect of such Protected Partner’s DST Interest pursuant to the Interest Contribution Agreement.

“Protected Partner” means the Contributor and any person who acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such OP Units (which, for the avoidance of doubt, would not include a person who received a “stepped up” basis in such OP Units pursuant to Section 1014 of the Code), provided, however, that a Protected Partner does not include any person who acquires OP Units in a transaction with respect to which the consent of the general partner or manager of the Partnership was not obtained (to the extent such consent is required pursuant to the Partnership Agreement at the time of such transfer).

“REIT” has the meaning set forth in the preamble.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth above.

ARTICLE 2

Restrictions on Dispositions of Gain Limitation PropertY; INDEMNIFICATION; LIQUIDATION; NOTIFICATION OF ADJUSTED TAX BASIS
OF THE gain limitation property
2.1
Restrictions on Disposition of Gain Limitation Property. The Partnership agrees for the benefit of the Contributor, for the term of the Protected Gain Tax Protection Period, that, in the event it chooses to dispose of any Gain Limitation Property, it shall sell, exchange or otherwise dispose of any Gain Limitation Property pursuant to a transaction that qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or any other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to a Protected Partner with respect to any of the OP Units received pursuant to the Contribution; provided, however, that in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of this Section 2.1 by the Partnership.

Notwithstanding the foregoing, this Section 2.1 shall not apply to any transaction to the extent that the Protected Partner is provided with an opportunity to participate in such transaction in a manner that does not result in the recognition of taxable income or gain by such Protected Partner under Section 704(c) of the Code, regardless of whether such Protected Partner elects to participate in such transaction in such manner or otherwise.

2.2
Indemnification Under Section 2.1.
(a)
In the event that the Partnership has an obligation as set forth in Section 2.1 and disposes of any Gain Limitation Property in a manner that results in the Protected Partner recognizing taxable income or gain, the Protected Partner shall receive from the Partnership as damages an amount equal to (without any gross-up) the aggregate federal, state and local income taxes incurred by such Protected Partner (or incurred by a direct or indirect owner of a Protected Partner (any such person an “Indirect Owner”) who is subject to income taxes on the income of such Protected Partner) as a result of any Protected Gain allocated to such Protected Partner by reason of such disposition . The Partnership shall calculate any required indemnity payment owed to a Protected Partner pursuant to this Section 2.2(a) and make any required payment within ninety (90) days after such triggering event has occurred. For purposes of the preceding sentence, (1) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code shall be treated as subject to federal, state and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state (2) all income arising from a transaction or event that is treated as “unrecaptured section 1250 gain” within the meaning of Code Section 1(h)(6) with respect to such Protected Partner shall be subject to federal, state and local income tax at the effective tax rate imposed on the unrecaptured section 1250 gain of individuals residing in the city and state of residence of such Protected Partner, (3) all other income arising from the transaction or event shall be subject to federal, state, and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal, state and local rates on long-term capital gains then in effect, (4) any amounts giving rise to a payment pursuant to this Section 2.2(a) will be determined assuming that the transaction or event giving rise to the Partnership’s obligation to make a payment was the only transaction or event reported on the Protected Partner’s tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Partner); provided, however, that tax effect will be given to any suspended losses of a Protected Partner (or Indirect Owner thereof) with respect to its direct or indirect investment in the Partnership, (5) any amounts payable with respect to state and local income taxes shall be assumed to be fully deductible (subject to any cap or other limitation applicable) for federal income tax purposes, and (6) any amounts payable with respect to local income taxes shall be assumed to be fully deductible (subject to any cap or other limitation applicable) for state income tax purposes. In the case of a Protected Partner which is a partnership or disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership as if it were directly a Protected Partner, and in the case of a corporate Protected Partner, the preceding sentence shall be applied using the tax rate applicable to corporations for federal income tax purposes and the highest applicable marginal state corporate income or franchise tax rate applicable in the state in which such corporate partner is organized. Notwithstanding the foregoing, in no event shall the amount of gain with respect to any Protected Partner exceed the amount of Protected Gain allocated to that Protected Partner. If requested by the Partnership, each Protected Partner shall promptly provide the Partnership with any information (including information regarding Indirect Owners) reasonably requested by the Partnership to enable the Partnership to make such calculations or the calculations pursuant to this Section 2.2(a).
(b)
Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 2.1 shall be a claim for damages against the Partnership, computed as set forth in Section 2.2(a), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenant set forth in Section 2.1 or bring a claim against any person that acquires a Gain Limitation Property from the Partnership in violation of Section 2.1.

2.3
Notice. During the Protected Gain Tax Protection Period, the Partnership shall undertake commercially reasonable efforts to provide prior written notice to a Protected Partner of any transaction that could result in the application of Section 2.2(a) to such Protected Partner.
2.4
Adjusted Tax Basis in Gain Limitation Property. Upon request from the Partnership, the Contributor shall notify the Partnership of its adjusted tax basis in the Gain Limitation Property as of the Closing Date. The Contributor shall cooperate with all reasonable requests for documentation supporting the Contributor’s calculation of its adjusted tax basis in the Gain Limitation Property. If the Contributor fails to satisfy its obligations under this Section 2.4, the Partnership and the REIT shall not be required to comply with or otherwise satisfy the other provisions of Article 2 and Article 3 of this Agreement.
2.5
Change in Law or Legal Impediments; Impact on Scope of Section 2.1 and Section 2.2. Notwithstanding any other provision in this Agreement to the contrary, to the extent there is an amendment to, or repeal of, Code Section 1031 or Section 1033, as applicable, or a final, temporary or proposed regulation or other guidance issued by the Treasury Department or Internal Revenue Service pursuant to which the Partnership is not able to avoid gain recognition through a like-kind exchange under Code Section 1031 or Section 1033, as applicable, the Partnership shall have no absolute obligations under Section 2.1 and Section 2.2 with respect to the Gain Limitation Property.
ARTICLE 3

special allocation of liabilities;
NOtification of reduction of liabilities
3.1
Allocation of Liabilities. The parties hereto acknowledge that as of the time of the Contribution, the Contributor has a Required Liability Amount in an amount set forth on Schedule A, and that in order to avoid the recognition of gain for federal income tax purposes at the time of the Contribution as a result of such Required Liability Amount, an amount of partnership liabilities equal to such Required Liability Amount must be allocated to the Contributor for purposes of Section 752 of the Code. The Partnership is willing to consider offering to the Contributor, if available on a commercially reasonable basis, the opportunity (a “Guaranty Opportunity”) either (i) to enter into a “vertical slice guarantee” of liabilities of the Partnership pursuant to which the Protected Partner will guarantee a certain percentage of every dollar that the lender for the guaranteed liability is not repaid by the Partnership or (ii) to enter into a “deficit restoration obligation” pursuant to which the Protected Partner would enter into written obligation to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events; provided, however, that in order to minimize the need to specially allocate liabilities of the Partnership pursuant to the preceding clause, the Partnership shall use the “additional method” method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2). Such special allocation of liabilities shall be effective throughout the Allocated Liabilities Tax Protection Period.
3.2
Notification and Cooperation. During the Allocated Liabilities Tax Protection Period, the Partnership shall undertake commercially reasonable efforts to provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than scheduled amortization or repayment) the amount of liabilities of the Partnership, or otherwise take action that would result in the reallocation of such liabilities for federal income tax purposes, in each case in a manner that would cause a Protected Partner to recognize gain or loss for federal income tax purposes. If the Partnership provides notice to a Protected Partner pursuant to this Section 3.2, the Partnership shall use commercially reasonable efforts to cooperate with the Protected Partner to enter into any new Guaranty Opportunity necessary in order to prevent the Protected Partner from recognizing gain or loss for federal income tax purposes as a result of such intended repayment, retirement, refinancing or other reduction but shall have no liability in the event the Protected Partner recognizes gain or loss for federal income tax purposes as a result of such intended repayment, retirement, refinancing or other reduction.
ARTICLE 4

Amendment of this Agreement
4.1
Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each Protected Partner affected by such amendment.
ARTICLE 5

Miscellaneous
5.1
Entire Agreement. This Agreement shall constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
5.2
Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
5.3
Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
5.4
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Contributor and its respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Contributor not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
5.5
Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

5.6
Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.
5.7
Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
5.8
Notices. All notices and other communications given or made pursuant hereto shall be given in writing by personal delivery, by certified or registered mail, return receipt requested, or by overnight courier, directed to the to the parties at the following addresses or to such other address as may be substituted by notice to the other parties:
(i)
if to the Partnership or the REIT, to:

IPC Alternative Real Estate Operating Partnership, LP
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Jerry Kyriazis
Email: Jerry.Kyriazis@inlandgroup.com

(ii)
if to a Protected Partner, to the address on file with the Partnership.

Notices will be deemed given and effective on the earliest to occur of: (a) the date when the notice is received by the addressee, (b) the first business day after the notice is delivered to a recognized overnight courier service, or (c) the third business day after the notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. If a party has provided an email address for notices, a copy of any notice to such party shall be simultaneously sent to such email address.

5.9
Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail delivery of a “.pdf” or similar format data file, or by an electronic signature service complying with the U.S. Federal ESIGN Act of 2000 (e.g., DocuSign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.10
Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

5.11
Consent to Jurisdiction; Enforceability.
(a)
The parties hereto agree that any action or proceeding arising, directly, indirectly, or otherwise, in connection with, out of, or from this Agreement shall be resolved within the County of Cook, State of Illinois. The parties further agree that any such action for relief whatsoever in connection with this Agreement shall be commenced exclusively in the United States federal or state courts located within the County of Cook, State of Illinois.
(b)
Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
5.12
Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
5.13
Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the non-prevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.
5.14
Recitals; Schedules. The recitals set forth at the beginning of this Agreement and the schedules attached hereto are incorporated herein by reference.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Tax Protection Agreement as of the date first set forth above.

REIT:

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.,
a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP:

IPC ALTERNATIVE REAL ESTATE OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: IPC Alternative Real Estate Income Trust, Inc.,
a Maryland corporation,
its general partner

By:
Name:
Title:

[signatures continue on following page]

CONTRIBUTOR:

Executed this ____ day of ___________________, 20____.
If a natural person:

Signature:
Name:

(If joint ownership, to be signed by joint owner.)
Signature:

Name:

If not a natural person:

Name of Trust/Entity:

Signature:
Name:

Signature:
Name:

Signature:
Name:

Signature:
Name:

[contributor’s signature page to tax protection agreement]

SCHEDULE A
PROTECTED PROPERTY

Gain Limitation Property and Required Liability Amount

Gain Limitation Property: Percentage Interest in DST being contributed to the Partnership	____%

Schedule A